    Exhibit 99.1
Uber Announces Results for Third Quarter 2020

Revenue of $3.1 billion, declining 18% year-over-year or 17% on a constant currency basis
Mobility Adjusted EBITDA of $245 million

SAN FRANCISCO – November 5, 2020 – Uber Technologies, Inc. (NYSE: UBER) today announced financial results for the quarter ended September 30, 2020.
Financial Highlights for Third Quarter 2020
•Gross Bookings declined to $14.7 billion, down 10% year-over-year, or 8% on a constant currency basis, with Mobility Gross Bookings declining 50% and Delivery Gross Bookings growing 135% year-over-year, respectively, on a constant currency basis.
•Revenue declined 18% year-over-year, or 17% on a constant currency basis. Mobility Revenue declined 53% year-over-year and Delivery Revenue grew 125% year-over-year.
•Adjusted Net Revenue (“ANR”) declined 20% year-over-year, Mobility ANR declined 52% year-over-year and Delivery ANR grew 190% year-over-year. Adjusted Net Revenue and segment Adjusted Net Revenue excludes the impact of COVID-19 response initiatives.
•Net loss attributable to Uber Technologies, Inc. was $1.1 billion, which includes $183 million in stock-based compensation expense.
•Mobility Adjusted EBITDA of $245 million, improved +$195 million quarter-over-quarter (-$386 million year-over-year), and delivered 17.9% margin as a percentage of Mobility ANR.
•Delivery Adjusted EBITDA loss of $(183) million, improved +$49 million quarter-over-quarter (+$133 million year-over-year), and delivered (16.1)% margin as a percentage of Delivery ANR.
•Adjusted EBITDA loss of $625 million, up $40 million year-over-year, and down $212 million quarter-over-quarter, and 22.2% margin as a percentage of ANR. Adjusted EBITDA excludes the impact of COVID-19 response initiatives.
•Unrestricted cash, cash equivalents and short-term investments were $7.3 billion at the end of the third quarter.
•COVID-19 response initiatives had an impact on GAAP net loss of $18 million, including an impact on GAAP revenue of $2 million and an impact on GAAP cost of revenue of $16 million (details and reconciliation below).

“Despite an uneven pandemic response and broader economic uncertainty, our global scope, diversification, and the team’s tireless execution delivered steadily improving results, with total company Gross Bookings down just 6% year-on-year in September,” said Dara Khosrowshahi, CEO. “Mobility Gross Bookings nearly doubled from Q2 levels and Delivery surged again to 135% year-on-year growth thanks to an increasing pace of innovation, which saw us launch new industry-leading safety technology; extend delivery offerings into groceries and prescriptions; bring Uber Green to more than 50 cities; and expand both Uber Pass and Eats Pass membership plans.”

“As consolidated growth returns, it will return to a more profitable foundation,” said Nelson Chai, CFO. “Our Mobility segment generated $245 million in Adjusted EBITDA, up nearly $200 million quarter-over-quarter, while we also improved Delivery Adjusted EBITDA margins by more than 10 percentage points. Through continued strong execution and cost discipline, we remain confident in our ability to achieve quarterly Adjusted EBITDA profitability before the end of 2021.”

Third Quarter 2020 Financial and Operational Highlights

	Three Months Ended September 30,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency (1))

Monthly Active Platform Consumers (“MAPCs”)	103	78	(24)%
Trips	1,770	1,150	(35)%
Gross Bookings	$16,465	$14,745	(10)%	(8)%
GAAP Revenue	$3,813	$3,129	(18)%	(17)%
Adjusted Net Revenue (1)	$3,533	$2,813	(20)%	(19)%
GAAP Net loss attributable to Uber Technologies, Inc. (2)	$(1,162)	$(1,089)	6%
Mobility Adjusted EBITDA	$631	$245	(61)%
Delivery Adjusted EBITDA	$(316)	$(183)	42%
Adjusted EBITDA (1)	$(585)	$(625)	(7)%
(1) See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Net loss attributable to Uber Technologies, Inc. includes stock-based compensation expense of $401 million and $183 million in Q3 2019 and Q3 2020, respectively.
Results by Offering and Segment
Gross Bookings

	Three Months Ended September 30,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency)

Gross Bookings:
Mobility	$12,554	$5,905	(53)%	(50)%
Delivery	3,658	8,550	134%	135%
Freight	223	290	30%	30%
ATG and Other Technology Programs	—	—	**	**
All Other (formerly Other Bets)	30	—	**	**
Total	$16,465	$14,745	(10)%	(8)%
** Percentage not meaningful.
GAAP Revenue

	Three Months Ended September 30,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency)

Revenue:
Mobility	$2,895	$1,365	(53)%	(51)%
Delivery	645	1,451	125%	124%
Freight	218	288	32%	32%
ATG and Other Technology Programs (1)	17	25	47%	47%
All Other (formerly Other Bets)	38	—	**	**
Total	$3,813	$3,129	(18)%	(17)%
(1) Including $17 million and $25 million collaboration revenue from Toyota recognized in Q3 2019 and Q3 2020, respectively.
** Percentage not meaningful.

Adjusted Net Revenue (1)

	Three Months Ended September 30,
(In millions, except percentages)	2019	2020	% Change	% Change (Constant Currency (1))

Adjusted Net Revenue:
Mobility	$2,868	$1,365	(52)%	(51)%
Delivery	392	1,135	190%	191%
Freight	218	288	32%	32%
ATG and Other Technology Programs (2)	17	25	47%	47%
All Other (formerly Other Bets)	38	—	**	**
Total	$3,533	$2,813	(20)%	(19)%
(1) “Adjusted Net Revenue,” “Mobility Adjusted Net Revenue,” “Delivery Adjusted Net Revenue” and constant currency are non-GAAP measures as defined by the SEC. “Freight Adjusted Net Revenue,” “ATG and Other Technology Programs Adjusted Net Revenue,” and “All Other Adjusted Net Revenue” (prior to the second quarter of 2020 our Other Bets segment) are equal to GAAP net revenue in all periods presented. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.
(2) Including $17 million and $25 million collaboration revenue from Toyota recognized in Q3 2019 and Q3 2020, respectively.
** Percentage not meaningful.
Net Loss, Adjusted EBITDA and Segment Adjusted EBITDA
Net loss attributable to Uber Technologies, Inc. was $1.2 billion in Q3 2019, which includes $401 million in stock-based compensation expense. Net loss attributable to Uber Technologies, Inc. was $1.1 billion in Q3 2020, which includes $183 million in stock-based compensation expense.

	Three Months Ended September 30,
(In millions, except percentages)	2019	2020	% Change

Segment Adjusted EBITDA:
Mobility	$631	$245	(61)%
Delivery	(316)	(183)	42%
Freight	(81)	(73)	10%
ATG and Other Technology Programs	(124)	(104)	16%
All Other (formerly Other Bets)	(72)	—	**
Corporate G&A and Platform R&D (1), (2)	(623)	(510)	18%
Adjusted EBITDA (3)	$(585)	$(625)	(7)%
** Percentage not meaningful.
(1) Excluding stock-based compensation expense.
(2) Includes costs that are not directly attributable to our reportable segments. Corporate G&A also includes certain shared costs such as finance, accounting, tax, human resources, information technology and legal costs. Platform R&D also includes mapping and payment technologies and support and development of the internal technology infrastructure. Our allocation methodology is periodically evaluated and may change.
(3) “Adjusted EBITDA” is a non-GAAP measure as defined by the SEC. See “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” sections herein for an explanation and reconciliations of non-GAAP measures used throughout this release.

GAAP Revenue by Geographical Region

	Three Months Ended September 30,
(In millions, except percentages)	2019	2020	% Change

United States and Canada	$2,407	$1,674	(30)%
Latin America ("LatAm")	527	320	(39)%
Europe, Middle East and Africa ("EMEA")	534	641	20%
Asia Pacific ("APAC")	345	494	43%
Total	$3,813	$3,129	(18)%
Operating Highlights for the Third Quarter 2020
Mobility
•Gross Bookings recovery varied by Region: Q3 Mobility Gross Bookings recovered 94% QoQ (down 53% YoY). In constant currency terms, Q3 Mobility Gross Bookings were down 50% YoY, with EMEA down 36% YoY, LatAm down 40% YoY, APAC down 52% YoY, and US & Canada down 59% YoY; US lagged in the recovery with Gross Bookings up 75% QoQ (down 60% YoY), with New York City well ahead (up 103% QoQ and down 47% YoY), and West Coast markets well below (San Francisco, Los Angeles and Seattle up 54%-76% QoQ and down 71-82% YoY).
•Adjusted Net Revenue down 51% YoY (constant currency): ANR take rate of 23.1% was up 30bps YoY but down 290bps QoQ; US driver supply improved through Q3, which was offset by the US lagging international markets in the recovery.
•Achieved $245M in Adjusted EBITDA profitability: Mobility segment Adjusted EBITDA expanded from the Q2’20 bottom by $195 million QoQ to $245 million, driven by Gross Bookings growth of 94% QoQ and fixed cost reductions more than offsetting the 290bps QoQ take rate headwind.
•Continued innovation in safety: Indefinitely extended our “No Mask. No Ride” policy which requires Riders and Drivers to wear a mask to use Uber. Implemented Mask Verification technology for riders, in addition to drivers, requiring riders who have been flagged for not wearing a mask to verify they are wearing one by taking a selfie with a mask on. Partnered with Unilever in EMEA, Clorox in US & Canada, SC Johnson in LatAm, and Dettol in APAC to provide access to sanitizing equipment to drivers and delivery drivers.
•Deepened Transit capabilities: Acquired Routematch, a leading provider of Software / SaaS solutions to over 500 North American and Australian public transportation systems; launched a few of Routematch’s largest programs to date in Boston (MBTA), Dallas (DART), Charlotte (CATS) to support paratransit systems. Launched ‘Uber and Transit’ in Sydney and Chicago, enabling riders to plan and execute multimodal trips that combine UberX with Public Transportation on a single journey; expanded transit Journey Planning to 31 total cities.
•Expanded Uber Green: Introduced option to book an electric or hybrid vehicle in 15 US and Canadian cities. Uber Green results in up to 44% fewer carbon emissions than taking a gas-powered personal car ride. This option is now available in 50+ cities globally.
•Signed new automaker EV partnerships: Partnered with GM in the US and Canada, and Renault-Nissan across European cities in the UK, France, Netherlands, and Portugal to pass on significant savings to drivers interested in transitioning to an EV.
•Launched Uber Rent: Following successful global pilots, launched Uber Rent in the UK, a new feature that allows customers to reserve a rental car in the Uber app.
Delivery
•Gross Bookings growth / momentum: Delivery Gross Bookings of $8.6 billion accelerated to 135% year-over-year on a constant currency basis, compared to 113% year-over-year in Q2’20 and 54% year-over-year in Q1’20.
◦Across the board strength, with triple digit YoY growth in US & Canada, EMEA, APAC and LatAm in Q3’20
◦Several large markets outpaced Delivery segment overall growth, with the UK and Canada growing close to 200% year-over-year, and Japan and Spain growing in excess of 300% year-over-year
◦France Delivery Gross Bookings continued to grow over 100% YoY despite ongoing Mobility recovery in the market, with month-over-month growth in every month of the quarter
◦Domestically, New York City, which was the most recovered major Mobility market, outpaced national growth, with Delivery Gross Bookings up over 150% YoY, with month-over-month growth in every month of the quarter

•Improved Segment Adjusted EBITDA: Delivery Adjusted EBITDA loss decreased to $(183) million, improving $49 million quarter-over-quarter and $133 million year-over-year or by 64 percentage points as a percent of ANR.
•Grew restaurant selection: Grew active partnered restaurants on Uber Eats by over 70% year-over-year. New SMB restaurant additions during the quarter also grew over 60% year-over-year.
•Introduced new ordering options: Introduced two new ordering options for merchants and consumers: the ability for restaurants to add online ordering fulfilled by Uber Eats directly to their own websites, and a new offering for all US restaurants to add contactless dine-in ordering with Uber Eats using click-to-print QR codes.
•Expanded Grocery offering: Grocery Gross Bookings exceeded $1 billion annualized run-rate in September with the Grocery offering now live in over 10 countries, including Australia, UK, Japan, France, Taiwan, Canada, Chile & Brazil. Launched Cornershop integration to expand access to Grocery across the Americas. Signed several key partnerships including, Southeastern Grocers (US), Red Apple Group (US), Sainsbury's (UK), Cencosud (LatAm), MaxValu (Japan), and expanded the Carrefour relationship (Brazil and Chile, in addition to France).
•Launched prescription delivery pilots: Signed a deal with prescription delivery service NimbleRx, to pilot Uber Direct for its pilot prescription drug delivery in Dallas and Seattle.
•Expanded marketing: Launched the “Tonight I’ll be Eating” campaign in the US, Uber Eats’ largest US & Canada campaign to-date and a fully integrated effort that will run across TV, OLV, OOH, Audio/Radio, Paid Social and Display.
•Launched ads nationwide: Ads launched nationwide in the US and was adopted by nearly 30K active restaurants in Q3, with early positive engagement from enterprise restaurants including Subway and Panera Bread.
Other Segments, Platform and Corporate
•Redesigned Uber App Update: Continued global rollout on iOS, whereby the Uber Eats delivery experience is integrated next to on-demand trips, generating incremental user and revenue growth for Eats without cannibalization of Rides.
•Exceeded 1 million paid subscribers: Surpassed 1 million paid Uber Pass + Eats Pass subscribers during Q3; Uber Pass now live in the US, Brazil, and Mexico; Eats Pass now live in the US, Taiwan, South Africa, Canada, and Japan.
•New Freight offerings for enterprise shippers: Freight has seen growth in the adoption of new service offerings designed to provide shippers access to capacity in volatile markets. Load volume tendered via API grew triple digits QoQ, through new shippers integrations and increasing engagement with existing shippers. Additionally, Freight announced the launch of Uber Freight Enterprise, which allows shippers to directly place and control their loads within the Uber Freight Marketplace and Uber Freight Link which allows shippers to directly and digitally connect to their carrier network.
•Freight drove continued improvement in operating efficiency through automation: Freight was named one of the top carriers for meeting customer visibility needs on Fourkites, due to partnerships with KeepTruckin, Skybitz, and Spireon, along with other automated tracking efforts.
•ATG vehicles on the road in DC: We maintained our focus on steadily building self-driving technology to serve a spectrum of cities, returning our test vehicles to the streets of Washington, DC in addition to continuing operations in the Pittsburgh market. We also notched steps towards delivering trustworthy and scalable performance at a more effective future production cost with a transition to an upgraded sensor suite on our Volvo XC90 fleet, and with continued work with Toyota on future mobility platforms.
•Completed $500 million senior notes offering: Completed $500 million offering of 6.25% Senior Notes due 2028. We used the net proceeds from this offering, along with cash on hand, to redeem all of our 7.5% Senior Notes due 2023, of which $500 million aggregate amount was outstanding as of the end of the third quarter. The redemption was subsequently completed in October 2020.
•Launched Our Road to Zero Emissions Commitment: Announced commitment to becoming a fully zero-emission platform by 2040, and an earlier commitment to transition 100% of rides to electric vehicles (EVs) in US, Canadian, and European cities by 2030. In addition to our platform goals, we committed to achieving net-zero emissions from our corporate operations by 2030.
•ESG Report: Published our inaugural environmental, social and governance (ESG) report.
•Indian Parliament passed independent contractor legislation: New legislation secures nationwide independent contractor codification, allowing for a third way of work nationally in India.
Recent Developments
•Awarded 18-month license to operate in London: Uber granted 18 month London License, found “fit and proper” to operate.

•Announced $500M investment in Freight and divested European Freight business: Investor group led by Greenbriar Equity Group committed to invest $500M in a Series A investment in Uber Freight, Uber’s logistics arm; Divested European Freight business to Sennder, a Berlin-based digital freight brokerage.
•Agreed to form SKT Joint Venture in South Korea: Uber entered into agreement to form a joint venture with T Map Mobility, an SKT company, to drive growth in the e-hailing market in Korea. T Map is the largest mobility platform in Korea with around 13 million monthly active users. T Map Taxi is the nation’s second largest taxi hailing service with 200,000 registered drivers and 750,000 active monthly users. The joint venture will promote the e-hailing business in Korea by combining T Map Mobility's network of drivers and mapping technology with Uber's ride hailing technology and global operations expertise.
•Proposition 22 Passes: California voters passed Proposition 22 by a significant margin, which protects the ability of app-based rideshare and delivery drivers to continue working as independent contractors, while adding important new benefits and protections. Final certification of the election is expected in the coming weeks.
Webcast and conference call information
A live audio webcast of our third quarter 2020 earnings release call will be available at https://investor.uber.com/, along with the earnings press release and slide presentation. The call begins on November 5, 2020 at 1:30 PM (PT) / 4:30 PM (ET). This press release, including the reconciliations of certain non-GAAP measures to their nearest comparable GAAP measures, is also available on that site.
We also provide announcements regarding our financial performance, including SEC filings, investor events, press and earnings releases, and blogs, on our investor relations website (https://investor.uber.com/).
About Uber
Uber’s mission is to create opportunity through movement. We started in 2010 to solve a simple problem: how do you get access to a ride at the touch of a button? More than 15 billion trips later, we're building products to get people closer to where they want to be. By changing how people, food, and things move through cities, Uber is a platform that opens up the world to new possibilities.
Forward-Looking Statements
This press release contains forward-looking statements regarding our future business expectations which involve risks and uncertainties. Actual results may differ materially from the results predicted, and reported results should not be considered as an indication of future performance. Forward-looking statements include all statements that are not historical facts and can be identified by terms such as “anticipate,” “believe,” “contemplate,” “continue,” “could,” “estimate,” “expect,” “hope,” “intend,” “may,” “might,” “objective,” “ongoing,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. These risks, uncertainties and other factors relate to, among others: developments in the COVID-19 pandemic and the resulting impact on our business and operations, competition, managing our growth and corporate culture, financial performance, investments in new products or offerings, our ability to attract drivers, consumers and other partners to our platform, our brand and reputation and other legal and regulatory developments, particularly with respect to our relationships with drivers and delivery persons. For additional information on other potential risks and uncertainties that could cause actual results to differ from the results predicted, please see our Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Qs and Form 8-Ks filed with the Securities and Exchange Commission. All information provided in this release and in the attachments is as of the date of this press release and any forward-looking statements contained herein are based on assumptions that we believe to be reasonable as of this date. Undue reliance should not be placed on the forward-looking statements in this press release, which are based on information available to us on the date hereof. We undertake no duty to update this information unless required by law.
Non-GAAP Financial Measures
To supplement our financial information, which is prepared and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”), we use the following non-GAAP financial measures: Adjusted Net Revenue; Mobility Adjusted Net Revenue; Delivery Adjusted Net Revenue; Adjusted EBITDA; and Adjusted EBITDA margin as a percentage of ANR, as well as, revenue and Adjusted Net Revenue growth in constant currency. The presentation of this financial information is not intended to be considered in isolation or as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. We use these non-GAAP financial measures for financial and operational decision-making and as a means to evaluate period-to-period comparisons. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our recurring core business operating results.
We believe that both management and investors benefit from referring to these non-GAAP financial measures in assessing our performance and when planning, forecasting, and analyzing future periods. These non-GAAP financial measures also facilitate management’s internal comparisons to our historical performance. We believe these non-GAAP financial measures are useful to investors both because (1) they allow for greater transparency with respect to key metrics used by management in its financial and operational decision-making and (2) they are used by our institutional investors and the analyst community to help them analyze the health of our business.
There are a number of limitations related to the use of non-GAAP financial measures. In light of these limitations, we provide specific information regarding the GAAP amounts excluded from these non-GAAP financial measures and evaluating these non-GAAP financial measures together with their relevant financial measures in accordance with GAAP.
For more information on these non-GAAP financial measures, please see the sections titled “Key Terms for Our Key Metrics and Non-GAAP Financial Measures,” “Definitions of Non-GAAP Measures” and “Reconciliations of Non-GAAP Measures” included at the end of this release.
Contacts
Investors and analysts: investor@uber.com
Media: press@uber.com

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In millions)
(Unaudited)

	As of December 31, 2019	As of September 30, 2020
Assets
Cash and cash equivalents	$10,873	$6,154
Short-term investments	440	1,132
Restricted cash and cash equivalents	99	218
Accounts receivable, net	1,214	773
Prepaid expenses and other current assets	1,299	1,135
Total current assets	13,925	9,412
Restricted cash and cash equivalents	1,095	1,394
Collateral held by insurer	1,199	940
Investments	10,527	8,983
Equity method investments	1,364	1,190
Property and equipment, net	1,731	1,883
Operating lease right-of-use assets	1,594	1,327
Intangible assets, net	71	654
Goodwill	167	2,988
Other assets	88	123
Total assets	$31,761	$28,894
Liabilities, mezzanine equity and equity
Accounts payable	$272	$240
Short-term insurance reserves	1,121	1,289
Operating lease liabilities, current	196	175
Accrued and other current liabilities	4,050	5,217
Total current liabilities	5,639	6,921
Long-term insurance reserves	2,297	2,113
Long-term debt, net of current portion	5,707	6,667
Operating lease liabilities, non-current	1,523	1,527
Other long-term liabilities	1,412	1,484
Total liabilities	16,578	18,712
Mezzanine equity
Redeemable non-controlling interests	311	549
Equity
Common stock	—	—
Additional paid-in capital	30,739	31,549
Accumulated other comprehensive loss	(187)	(445)
Accumulated deficit	(16,362)	(22,162)
Total Uber Technologies, Inc. stockholders' equity	14,190	8,942
Non-redeemable non-controlling interests	682	691
Total equity	14,872	9,633
Total liabilities, mezzanine equity and equity	$31,761	$28,894

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In millions, except share amounts which are reflected in thousands, and per share amounts)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020
Revenue	$3,813	$3,129	$10,078	$8,913
Costs and expenses
Cost of revenue, exclusive of depreciation and amortization shown separately below	1,860	1,614	5,281	4,652
Operations and support	498	365	1,796	1,450
Sales and marketing	1,113	924	3,375	2,545
Research and development	755	493	4,228	1,722
General and administrative	591	711	2,652	2,135
Depreciation and amortization	102	138	371	395
Total costs and expenses	4,919	4,245	17,703	12,899
Loss from operations	(1,106)	(1,116)	(7,625)	(3,986)
Interest expense	(90)	(112)	(458)	(340)
Other income (expense), net	49	151	707	(1,688)
Loss before income taxes and loss from equity method investments	(1,147)	(1,077)	(7,376)	(6,014)
Provision for (benefit from) income taxes	3	23	20	(215)
Loss from equity method investments	(9)	(8)	(25)	(27)
Net loss including non-controlling interests	(1,159)	(1,108)	(7,421)	(5,826)
Less: net income (loss) attributable to non-controlling interests, net of tax	3	(19)	(11)	(27)
Net loss attributable to Uber Technologies, Inc.	$(1,162)	$(1,089)	$(7,410)	$(5,799)
Net loss per share attributable to Uber Technologies, Inc. common stockholders:
Basic	$(0.68)	$(0.62)	$(6.79)	$(3.33)
Diluted	$(0.68)	$(0.62)	$(6.79)	$(3.33)
Weighted-average shares used to compute net loss per share attributable to common stockholders:
Basic	1,700,213	1,755,029	1,092,241	1,739,488
Diluted	1,700,213	1,755,029	1,092,241	1,739,488

UBER TECHNOLOGIES, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended September 30,
	2019	2020
Cash flows from operating activities
Net loss including non-controlling interests	$(7,421)	$(5,826)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	371	395
Bad debt expense	79	51
Stock-based compensation	4,353	591
Gain on extinguishment of convertible notes and settlement of derivatives	(444)	—
Gain on business divestitures, net	—	(127)
Deferred income taxes	(55)	(272)
Revaluation of derivative liabilities	(58)	—
Accretion of discount on long-term debt	80	36
Loss from equity method investments	25	27
Unrealized (gain) loss on debt and equity securities, net	(1)	123
Impairment of debt and equity securities	—	1,690
Impairments of goodwill, long-lived assets and other assets	—	372
Unrealized foreign currency transactions	(16)	44
Other	3	(39)
Change in assets and liabilities, net of impact of business acquisitions and disposals:
Accounts receivable	(342)	380
Prepaid expenses and other assets	(467)	159
Collateral held by insurer	—	259
Operating lease right-of-use assets	135	274
Accounts payable	(23)	(34)
Accrued insurance reserves	356	(16)
Accrued expenses and other liabilities	997	77
Operating lease liabilities	(94)	(104)
Net cash used in operating activities	(2,522)	(1,940)
Cash flows from investing activities
Proceeds from sale and disposal of property and equipment	41	2
Purchases of property and equipment	(406)	(493)
Purchases of marketable securities	—	(1,493)
Proceeds from maturities and sales of marketable securities	—	801
Proceeds from business disposal, net of cash divested	293	—
Acquisition of business, net of cash acquired	(7)	(1,536)
Return of capital from equity method investee	—	91
Purchase of note receivable	—	(85)
Purchase of non-marketable equity securities	—	(10)
Other investing activities	—	46
Net cash used in investing activities	(79)	(2,677)
Cash flows from financing activities
Proceeds from issuance of common stock upon initial public offering, net of offering costs	7,973	—
Taxes paid related to net share settlement of equity awards	(1,514)	(15)

Proceeds from issuance of common stock related to private placement	500	—
Proceeds from issuance of subsidiary preferred stock units	1,000	—
Proceeds from the issuance of common stock under the Employee Stock Purchase Plan	—	82
Issuance of senior notes, net of issuance costs	1,189	1,492
Principal repayment on Careem Notes	—	(891)
Principal payments on finance leases	(120)	(175)
Other financing activities	(6)	(10)
Net cash provided by financing activities	9,022	483
Effect of exchange rate changes on cash and cash equivalents, and restricted cash and cash equivalents	(23)	(167)
Net increase (decrease) in cash and cash equivalents, and restricted cash and cash equivalents	6,398	(4,301)
Cash and cash equivalents, and restricted cash and cash equivalents
Beginning of period	8,209	12,067
Reclassification from assets held for sale during the period	34	—
End of period, excluding cash classified within assets held for sale	$14,641	$7,766

Reconciliation of cash and cash equivalents, and restricted cash and cash equivalents to the condensed consolidated balance sheets
Cash and cash equivalents	$12,650	$6,154
Restricted cash and cash equivalents-current	33	218
Restricted cash and cash equivalents-non-current	1,958	1,394
Total cash and cash equivalents, and restricted cash and cash equivalents	$14,641	$7,766
Other Income (Expense), Net
The following table presents other income (expense), net (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020

	(Unaudited)
Interest income	$76	$7	$184	$51
Foreign currency exchange gains (losses), net	8	(47)	—	(104)
Gain on business divestitures, net (1)	—	—	—	127
Unrealized gain (loss) on debt and equity securities, net (2)	(13)	(7)	1	(123)
Allowance reversal (impairment) of debt and equity securities (3)	—	160	—	(1,690)
Change in fair value of embedded derivatives	—	—	58	—
Gain on extinguishment of convertible notes and settlement of derivatives (4)	—	—	444	—
Other, net	(22)	38	20	51
Other income (expense), net	$49	$151	$707	$(1,688)
(1) During the nine months ended September 30, 2020, gain on business divestitures, net primarily represents a $154 million gain on the sale of our Uber Eats India operations to Zomato Media Private Limited (“Zomato”) recognized in the first quarter of 2020, partially offset by a $27 million loss on the sale of our JUMP operations to Lime during the second quarter of 2020.
(2) During the three and nine months ended September 30, 2019 and 2020, we recorded changes to the fair value of investments in securities accounted for under the fair value option.
(3) During the three months ended September 30, 2020, we recorded a reversal of the previously recorded allowance for credit loss on our investment in Grab, initially recognized in the first quarter of 2020. During the nine months ended September 30, 2020, we recorded an impairment charge of $1.7 billion, primarily related to our investment in Didi recognized during the first quarter of 2020.

(4) During the nine months ended September 30, 2019, we recognized a $444 million gain on extinguishment of our 2021 and 2022 convertible notes and settlement of derivatives in connection with our IPO, recognized during the second quarter of 2019.
Stock-Based Compensation Expense
The following table summarizes total stock-based compensation expense by function (in millions):

	Three Months Ended September 30,		Nine Months Ended September 30,
	2019	2020	2019	2020

	(Unaudited)
Operations and support	$26	$16	$431	$52
Sales and marketing	16	11	229	35
Research and development	262	102	2,822	341
General and administrative	97	54	871	163
Total	$401	$183	$4,353	$591

Key Terms for Our Key Metrics and Non-GAAP Financial Measures
Adjusted EBITDA. We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition and financing related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiatives related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted Net Revenue (“ANR”). We define Adjusted Net Revenue as revenue (i) less excess Driver incentives, (ii) less Driver referrals and (iii) the addition of our COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment. We believe that Adjusted Net Revenue is informative of our top line performance because it measures the total net financial activity reflected in the amount earned by us after taking into account all Driver and Merchants earnings, Driver incentives, and Driver referrals in transactions in which the Driver is our customer. The impact of these COVID-19 response initiatives related payments for financial assistance and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. To help our board, management and investors assess the impact of these COVID-19 response initiatives on our results of operations, we are excluding the impact of these COVID-19 response initiatives from ANR. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted Net Revenue to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
COVID-19 response initiatives. To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations. The payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment are recorded as a reduction to revenue. The cost of personal protective equipment distributed to Drivers, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations are recorded as an expense in our costs and expenses.
Driver(s). The term Driver collectively refers to independent providers of ride or delivery services who use our platform to provide Mobility or Delivery services, or both.
Driver or restaurant earnings. Driver or restaurant earnings refer to the net portion of the fare or the net portion of the order value that a Driver or a restaurant retains, respectively.
Driver incentives. Driver incentives refer to payments that we make to Drivers, which are separate from and in addition to the Driver’s portion of the fare paid by the consumer after we retain our service fee to Drivers. For example, Driver incentives could include payments we make to Drivers should they choose to take advantage of an incentive offer and complete a consecutive number of trips or a cumulative number of trips on the platform over a defined period of time. Driver incentives are recorded as a reduction of revenue to the extent they are not excess Driver incentives (as defined below).
Driver referrals. Driver referrals refer to payments that we make to existing Drivers to refer new Drivers onto our platform. Driver referrals are recorded in sales and marketing expenses, as they represent the receipt of a distinct service of customer acquisition for which there is evidence of fair value.
Excess Driver incentives. Excess Driver incentives refer to cumulative payments, including incentives but excluding Driver referrals, to Drivers that exceed the cumulative revenue that we recognize from Drivers with no future guarantee of additional revenue. Cumulative payments to Drivers could exceed cumulative revenue from Drivers in transactions where the Drivers are our customers, as a result of Driver incentives or when the amount paid to Drivers for a Trip exceeds the fare charged to the consumer. Excess Driver incentives are recorded in cost of revenue, exclusive of depreciation and amortization.
Gross Bookings. We define Gross Bookings as the total dollar value, including any applicable taxes, tolls, and fees, of Mobility and New Mobility rides, Delivery meal or grocery deliveries, and amounts paid by Freight shippers, in each case without any adjustment for consumer discounts and refunds, Driver and restaurant earnings, and Driver incentives. Gross Bookings do not include tips earned by Drivers.
Monthly Active Platform Consumers (“MAPCs”). We define MAPCs as the number of unique consumers who completed a Mobility or New Mobility ride or received a Delivery meal or grocery order on our platform at least once in a given month, averaged over each month in the quarter. While a unique consumer can use multiple product offerings on our platform in a given month, that unique consumer is counted as only one MAPC.
All Other (formerly Other Bets). During the second quarter of 2020, we completed the divestiture of our JUMP business (the “JUMP Divestiture”), which comprised substantially all of the operations of our Other Bets reportable segment. Subsequent to the JUMP Divestiture, the Other Bets segment no longer exists and the continuing activities previously included in the Other Bets segment are immaterial for all periods presented. Certain of these other continuing business activities were migrated to our Mobility segment, whose prior period results were not restated because such business activities were immaterial. The other business activities that were not migrated represent an “all other category separate from other reconciling items” and are presented within the All Other caption. The historical results of the former Other Bets segment are included within the All Other caption. We assessed these changes and determined we have four operating and reportable segments: Mobility, Delivery, Freight and ATG and Other Technology Programs. Comparative periods were not recast as the impact on our four operating and reportable segments was not material. Prior to the second quarter of 2020, the All Other (formerly our Other Bets segment) consisted of multiple investment stage offerings, primarily our New Mobility products that provide consumers with access to rides through a variety of modes, including dockless e-bikes and e-scooters. All Other (formerly our Other Bets segment) also included Transit, UberWorks and our Incubator group.
Segment Adjusted EBITDA. We define each segment’s Adjusted EBITDA as segment revenue less the following direct costs and expenses of that segment: (i) cost of revenue, exclusive of depreciation and amortization; (ii) operations and support; (iii) sales and marketing; (iv) research and development; and (v) general and administrative. Segment Adjusted EBITDA also reflects any applicable exclusions from Adjusted EBITDA.
Segment Adjusted EBITDA margin. We define each segment’s Adjusted EBITDA margin as the segment Adjusted EBITDA as a percentage of segment Adjusted Net Revenue. Segment Adjusted EBITDA margin demonstrates the margin that we generate after direct expenses. We believe that each segment’s Adjusted EBITDA margin is a useful indicator of the economics of our segments, as it does not include indirect Corporate G&A and Platform R&D.
Take Rate. We define Take Rate as Adjusted Net Revenue as a percentage of Gross Bookings.
Trips. We define Trips as the number of completed consumer Mobility or New Mobility rides and Delivery meal or grocery deliveries in a given period. For example, an UberPOOL ride with three paying consumers represents three unique Trips, whereas an UberX ride with three passengers represents one Trip.
Definitions of Non-GAAP Measures
We collect and analyze operating and financial data to evaluate the health of our business and assess our performance. In addition to revenue, net income (loss), loss from operations, and other results under GAAP, we use Adjusted Net Revenue; Mobility Adjusted Net Revenue; Delivery Adjusted Net Revenue; Adjusted EBITDA; Adjusted EBITDA margin as a percentage of ANR as well as revenue and ANR growth rates in constant currency, which are described below, to evaluate our business. We have included these non-GAAP financial measures because they are key measures used by our management to evaluate our operating performance. Accordingly, we believe that these non-GAAP financial measures provide useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. Our calculation of these non-GAAP financial measures may differ from similarly-titled non-GAAP measures, if any, reported by our peer companies. These non-GAAP financial measures should not be considered in isolation from, or as substitutes for, financial information prepared in accordance with GAAP.
Adjusted Net Revenue
We define Adjusted Net Revenue as revenue (i) less excess Driver incentives, (ii) less Driver referrals and (iii) the addition of COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursements for their cost of purchasing personal protective equipment. We define Mobility Adjusted Net Revenue as Mobility revenue (i) less excess Driver incentives, (ii) less Driver referrals and (iii) the addition of COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19. We define Delivery Adjusted Net Revenue as Delivery revenue (i) less excess Driver incentives, (ii) less Driver referrals and (iii) the addition of COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19. Freight Adjusted Net Revenue, ATG and Other Technology Programs Adjusted Net Revenue and Other Bets Adjusted Net Revenue (prior to the second quarter of 2020) are equal to GAAP net revenue in all periods presented. Subsequent to the second quarter of 2020, All Other (formerly our Other Bets segment) was no longer deemed an operating or reportable segment. We believe that these measures are informative of our top line performance because they measure the total net financial activity reflected in the amount earned by us after taking into account all Driver and restaurant earnings, Driver incentives, and Driver referrals in transactions in which the Driver is our customer. The impact of the COVID-19 response initiatives primarily relate to payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment. These COVID-19 response initiatives are recorded as a reduction to revenue. To help our board, management and investors assess the impact of these COVID-19 response initiatives on our results of operations, we are excluding the impact of these COVID-19 response initiatives from ANR. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted Net Revenue to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations. Adjusted

Net Revenue has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for revenue prepared in accordance with GAAP.
Excess Driver incentives
Excess Driver incentives refer to cumulative payments, including incentives but excluding Driver referrals, to Drivers that exceed the cumulative revenue that we recognize from Drivers with no future guarantee of additional revenue. Cumulative payments to Drivers could exceed cumulative revenue from Drivers in transactions in which the Driver is our customer, as a result of Driver incentives or when the amount paid to Drivers for a Trip exceeds the fare charged to the consumer. Further, cumulative payments to Drivers for Delivery deliveries historically have exceeded the cumulative delivery fees paid by consumers. Excess Driver incentives are recorded in cost of revenue, exclusive of depreciation and amortization.
Driver referrals
Driver referrals are recorded in sales and marketing expenses. Management views Driver incentives and Driver referrals as Driver payments in the aggregate, whether they are classified as Driver incentives, excess Driver incentives, or Driver referrals.
These amounts largely depend on our business decisions based on market conditions. We include the impact of these amounts in Adjusted Net Revenue as it is useful to evaluate how increasing or decreasing incentives would impact our top line performance, and the overall net financial activity between us and our customers, which ultimately impacts our Take Rate.
COVID-19 response initiatives
To support those whose earning opportunities have been depressed as a result of COVID-19, as well as communities hit hard by the pandemic, we have announced and implemented several initiatives, including, in particular, payments for financial assistance to Drivers personally impacted by COVID-19 and Driver reimbursement for their cost of purchasing personal protective equipment. These COVID-19 response initiatives are recorded as a reduction to revenue.
Adjusted EBITDA
We define Adjusted EBITDA as net income (loss), excluding (i) income (loss) from discontinued operations, net of income taxes, (ii) net income (loss) attributable to non-controlling interests, net of tax, (iii) provision for (benefit from) income taxes, (iv) income (loss) from equity method investments, (v) interest expense, (vi) other income (expense), net, (vii) depreciation and amortization, (viii) stock-based compensation expense, (ix) certain legal, tax, and regulatory reserve changes and settlements, (x) goodwill and asset impairments/loss on sale of assets, (xi) acquisition and financing related expenses, (xii) restructuring and related charges and (xiii) other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations.
We have included Adjusted EBITDA because it is a key measure used by our management team to evaluate our operating performance, generate future operating plans, and make strategic decisions, including those relating to operating expenses. Accordingly, we believe that Adjusted EBITDA provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team and board of directors. In addition, it provides a useful measure for period-to-period comparisons of our business, as it removes the effect of certain non-cash expenses and certain variable charges. To help our board, management and investors assess the impact of COVID-19 on our results of operations, we are excluding the impacts of COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations from Adjusted EBITDA. Our board and management find the exclusion of the impact of these COVID-19 response initiatives from Adjusted EBITDA to be useful because it allows us and our investors to assess the impact of these response initiatives on our results of operations.
Adjusted EBITDA has limitations as a financial measure, should be considered as supplemental in nature, and is not meant as a substitute for the related financial information prepared in accordance with GAAP. These limitations include the following:
•Adjusted EBITDA excludes certain recurring, non-cash charges, such as depreciation of property and equipment and amortization of intangible assets, and although these are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect all cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
•Adjusted EBITDA excludes stock-based compensation expense, which has been, and will continue to be for the foreseeable future, a significant recurring expense in our business and an important part of our compensation strategy;
•Adjusted EBITDA excludes certain restructuring and related charges, part of which may be settled in cash;

•Adjusted EBITDA excludes other items not indicative of our ongoing operating performance, including COVID-19 response initiative related payments for financial assistance to Drivers personally impacted by COVID-19, the cost of personal protective equipment distributed to Drivers, Driver reimbursement for their cost of purchasing personal protective equipment, the costs related to free rides and food deliveries to healthcare workers, seniors, and others in need as well as charitable donations;
•Adjusted EBITDA does not reflect period to period changes in taxes, income tax expense or the cash necessary to pay income taxes;
•Adjusted EBITDA does not reflect the components of other income (expense), net, which primarily includes interest income, foreign currency exchange gains (losses), net, gains on business divestitures, unrealized gain (loss) on debt and equity securities, net, impairment of debt and equity securities and change in fair value of embedded derivatives; and
•Adjusted EBITDA excludes certain legal, tax, and regulatory reserve changes and settlements that may reduce cash available to us.
Adjusted EBITDA Margin as a Percentage of ANR
We define Adjusted EBITDA margin as a percentage of ANR as Adjusted EBITDA divided by Adjusted Net Revenue. Segment Adjusted EBITDA margin as a percentage of ANR is segment Adjusted EBITDA divided by segment Adjusted Net Revenue.
Constant Currency
We compare the percent change in our current period results from the corresponding prior period using constant currency disclosure. We present constant currency growth rate information to provide a framework for assessing how our underlying revenue and ANR performed excluding the effect of foreign currency rate fluctuations. We calculate constant currency by translating our current period financial results using the corresponding prior period’s monthly exchange rates for our transacted currencies other than the U.S. dollar.
Reconciliations of Non-GAAP Measures
Adjusted Net Revenue
The following tables present reconciliations of Adjusted Net Revenue, Mobility Adjusted Net Revenue, Delivery Adjusted Net Revenue and Adjusted EBITDA to the most directly comparable GAAP financial measures for each of the periods indicated. Freight Adjusted Net Revenue, ATG and Other Technology Programs Adjusted Net Revenue and Other Bets Adjusted Net Revenue (prior to the second quarter of 2020) are equal to GAAP net revenue in all periods presented. Subsequent to the second quarter of 2020, All Other (formerly our Other Bets segment) was no longer deemed an operating or reportable segment.

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2019	2020	2019	2020
Adjusted Net Revenue reconciliation:
Revenue	$3,813	$3,129	$10,078	$8,913
Deduct:
Excess Driver incentives	(259)	(316)	(825)	(939)
Driver referrals	(21)	(2)	(86)	(14)
Add:
COVID-19 response initiatives	—	2	—	27
Adjusted Net Revenue	$3,533	$2,813	$9,167	$7,987

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2019	2020	2019	2020
Mobility Adjusted Net Revenue reconciliation:
Mobility revenue	$2,895	$1,365	$7,689	$4,624
Deduct:
Excess Driver incentives	(12)	(1)	(34)	(6)
Driver referrals	(15)	(1)	(69)	(11)
Add:
COVID-19 response initiatives	—	2	—	25
Mobility Adjusted Net Revenue	$2,868	$1,365	$7,586	$4,632

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2019	2020	2019	2020
Delivery Adjusted Net Revenue reconciliation:
Delivery revenue	$645	$1,451	$1,776	$3,481
Deduct:
Excess Driver incentives	(247)	(315)	(791)	(933)
Driver referrals	(6)	(1)	(17)	(3)
Add:
COVID-19 response initiatives	—	—	—	2
Delivery Adjusted Net Revenue	$392	$1,135	$968	$2,547
Adjusted EBITDA

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions)	2019	2020	2019	2020
Adjusted EBITDA reconciliation:
Net loss attributable to Uber Technologies, Inc.	$(1,162)	$(1,089)	$(7,410)	$(5,799)
Add (deduct):
Net loss attributable to non-controlling interests, net of tax	3	(19)	(11)	(27)
Provision for (benefit from) income taxes	3	23	20	(215)
Loss from equity method investments	9	8	25	27
Interest expense	90	112	458	340
Other (income) expense, net	(49)	(151)	(707)	1,688
Depreciation and amortization	102	138	371	395
Stock-based compensation expense	401	183	4,353	591
Legal, tax, and regulatory reserve changes and settlements	(27)	—	353	57
Driver appreciation award	—	—	299	—
Payroll tax on IPO stock-based compensation	—	—	86	—
Goodwill and asset impairments/loss on sale of assets	—	76	8	285
Acquisition, financing and divestitures related expenses	—	14	—	43
Accelerated lease costs related to cease-use of ROU assets	—	80	—	80
COVID-19 response initiatives	—	18	—	90
Gain on lease arrangement, net	—	(12)	—	(5)
Restructuring and related charges (credits)	45	(6)	45	376
Adjusted EBITDA	$(585)	$(625)	$(2,110)	$(2,074)